Exhibit 10.4

Working Capital Agreement

ResMed (UK) Limited

Borrower

HSBC Bank plc

Financier

Table of contents

1. Definitions and interpretations	1

1.1 Definitions	1
1.2 Interpretation	3
1.3 Facility Agreement	3
1.4 Third party rights	3

2. The Facility	3

2.1 Facility	3
2.2 Commitment	3
2.3 Purpose	3

3. Conditions precedent	3

3.1 Conditions precedent to the first Advance	3
3.2 Conditions precedent to all Advances	4

4. Drawdowns	4

4.1 Notice	4
4.2 Contents of Utilisation Notice	4
4.3 Requirements of Drawdown Notice	4
4.4 Making of Advances	5
4.5 Maximum number of Advances	5

5. Repayment and prepayments	5

5.1 Repayment of Utilisations	5
5.2 Voluntary prepayment of Utilisations	5
5.3 Voluntary cancellation or reduction of Commitment	6

6. Interest	6

6.1 Interest Periods	6
6.2 Calculation of interest	6
6.3 Payment of interest	7
6.4 Default interest	7

7. Annual Review	7

8. Fees	7

8.1 Unused Commitment Fee	7
8.2 No Refund	7

9. Payments	8

9.1 Manner of payment	8
9.2 Payments on a Business Day	8
9.3 Currency for payments	8
9.4 Insufficient payment	8

10. Other Provisions	8

11. Financier’s rights on Event of Default	9

11.1 General Rights	9

12. Tax	10

12.1 Grossing-up	10

13. Assignments	10

i

14. Governing law and jurisdiction	10

15. Costs and expenses	10

15.1 Financier’s expenses	10
15.2 VAT	11

16. General	11

17. Notices	11

ii

Working Capital Agreement dated                      2006

Parties	ResMed (UK) Limited (“Borrower”)

HSBC Bank plc (“Financier”)

Operative provisions

1.	Definitions and interpretations

1.1	Definitions

For the purposes of this agreement terms used in this agreement will have the meanings given in or for the purposes of the Facility Agreement unless otherwise defined below or specified in this agreement

“Advance” means any loan under the Facility or, where the context requires, the principal amount of that loan outstanding.

“Authorised Officer” means a person appointed as an authorised officer of the Borrower for the purposes of this agreement by a resolution of the board of directors of the Borrower and in respect of whom the Financier has received a certificate signed by a director of the Borrower setting out that person’s name, position and signature and confirming the appointment, provided the Financier has not received notice of revocation of that appointment.

“Availability Period” means the period from and including the date of this agreement to the close of business on the date prior to the Termination Date.

“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business generally in London.

“Commitment” means GBP3,000,000 to the extent not cancelled or reduced in accordance with the terms of this agreement.

“Default” means:

(a)	any Event of Default; or

(b)	Potential Event of Default.

“Drawdown Date” means the date on which an Advance is made or, where the context requires, is proposed to be made.

“Drawdown Notice” means a notice given under clause 4.1 in the form of Schedule 1.

“Event of Default” has the meaning given to it in the Facility Agreement except that each reference to “Facility Agent” in clause 18.1 of the Facility Agreement shall be read as a reference to the “Financier”.

“Facility” means the revolving cash advance facility made available under this agreement, as described in clause 2.1.

“Facility Agreement” means the syndicated facility agreement dated on or about the date of this agreement and entered into between ResMed Limited as borrower, each person listed in schedule 1 of the facility agreement as original financier and HSBC Bank Australia Limited as facility agent and security trustee.

“Financial Close” means the date on which all of the conditions precedent in clause 3.1 of the Facility Agreement have been satisfied or waived by HSBC Bank Australia Limited as facility agent under the Facility Agreement.

“Interest Period” means each period determined in accordance with clause 6.1.

“Interest Rate” for each Interest Period means the aggregate of LIBOR in relation to that Interest Period and the Margin on the first day of the Interest Period and any Mandatory Costs.

“LIBOR”, in relation to an Interest Period or any other period, means:

(a)	the British Bankers Association Interest Settlement Rate displayed on the appropriate page of the Reuters screen; or

(b)	if the relevant page is replaced or the service ceases to be available, another page or service displaying the appropriate rate as the Financier may specify; or

(c)	if no such rate is available, the arithmetic mean (rounded upwards to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market,

and in all cases the rate will be established as at 11.00 am on the Quotation Date for the offering of deposits in Sterling and for the period requested.

“Mandatory Costs” means the percentage rate per annum calculated by the Financier in accordance with Schedule 2 (Mandatory Cost formula).

“Margin” means 0.65 per cent per annum.

“Maturing Advance” means an Advance as at the last day of an Interest Period and which is to be repaid in whole or in part with the proceeds of a Rollover Advance in accordance with clause 6.1(c).

“Quotation Date” means, in relation to any period for which LIBOR is to be determined, the date on which quotations are customarily provided by leading banks in the London interbank market for deposits in the relevant currency for delivery on the first day of that period.

“Reference Banks” means the Financier, Barclays Bank plc and Lloyds TSB Bank plc or any other banks or financial institutions determined by the Financier from time to time in consultation with the Borrower.

“ResMed Limited” means ResMed Limited ABN 30 003 765 142, a company incorporated in Australia, whose registered office is at 97 Waterloo Road, Macquarie Park, NSW 2113, Australia.

“Rollover Advance” means one or more Advances:

(a)	made or to be made on the same day that an Advance is due; and

(b)	the aggregate amount of which is equal to or less than the Maturing Advance.

“Sterling” or “GBP” means the lawful currency for the time being of the United Kingdom, and, in respect of all payments to be made under this agreement in Sterling, immediately available, freely transferable cleared funds.

“Tax” means all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with any related interest and penalties (and “Taxation” is construed accordingly).

“Termination Date” means, subject to clause 7, the date falling 364 days from (and including) the date of this agreement.

“VAT” means value added tax.

1.2	Interpretation

Clause 1.2 of the Facility Agreement applies in this agreement as if set out in full in this agreement.

1.3	Facility Agreement

The Borrower and the Financier agree that:

(a)	this agreement is a “Working Capital Agreement” and the Financier is the “Working Capital Financier” for the purposes of the Facility Agreement;

(b)	the Financier is a “Beneficiary” for the purposes of the Security Trust Deed and as such will have the benefit of the Security; and

(c)	to the extent of any inconsistency between the provisions of this agreement and the provisions of the Facility Agreement, the provisions of the Facility Agreement will prevail. This agreement is varied to the extent necessary to give effect to this clause.

1.4	Third party rights

No term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this agreement.

2.	The Facility

2.1	Facility

Subject to the terms of this agreement and in reliance on the representations and warranties referred to in clause 10(b) of this agreement, the Financier grants to the Borrower a revolving cash advance facility in an aggregate amount equal to the Commitment.

2.2	Commitment

The Financier is not obliged to provide an Advance if to do so would cause the aggregate of all Advances outstanding under this agreement to exceed its Commitment.

2.3	Purpose

(a)	The Facility may only be used for general working capital purposes.

(b)	The Financier is not bound to monitor or verify the application of any Advance and the Financier will not have any liability to any person arising from a failure by the Borrower to use an Advance for a purpose specified in clause 2.3(a).

3.	Conditions precedent

3.1	Conditions precedent to the first Advance

The obligations of the Financier to make the first Advance available to the Borrower under this agreement are subject to Financial Close having occurred.

3.2	Conditions precedent to all Advances

The obligations of the Financier to make each Advance available to the Borrower under this agreement are subject to compliance with the procedural requirements specified in clause 4 and the Financier being satisfied that both at the date of the relevant Drawdown Notice and at the relevant Drawdown Date:

(a)	(Representations and warranties true): the representations and warranties made by the Borrower in clause 10(b) and the statements in the Drawdown Notice are correct and not misleading at the date of the Drawdown Notice and on the Drawdown Date; and

(b)	(No Event of Default):

(i)	in the case of a Rollover Advance, no Event of Default has occurred which is continuing and no Event of Default will result from the Rollover Advance being provided; and

(ii)	in any other case, no Default has occurred which is continuing and no Default will result from the making of the Advance.

4.	Drawdowns

4.1	Notice

Subject to the terms of this agreement, the Borrower may request an Advance by giving written notice, in the form of a Drawdown Notice signed by an Authorised Officer of the Borrower, to the Financier.

4.2	Contents of Drawdown Notice

Each Drawdown Notice will be in the form of Schedule 1 and in each case will specify:

(a)	the proposed Drawdown Date which must be a Business Day before the expiry of the Availability Period;

(b)	the amount of the Advance (which must be not less than GBP100,000 and an integral multiple of GBP100,000 (or such other amounts agreed by the Financier) or the aggregate unutilised Commitment);

(c)	the proposed duration of its Interest Period (which must be selected in accordance with clause 6); and

(d)	payment instructions.

Only one Advance may be requested in each Drawdown Notice.

4.3	Requirements of Drawdown Notice

Each Drawdown Notice will be irrevocable and must be:

(a)	received by the Financier before 2.00 pm (London time) at least two Business Days (or such shorter period as the Financier may agree) before the proposed Drawdown Date; and

(b)	signed by an Authorised Officer of the Borrower.

4.4	Making of Advances

The Financier will, on the date specified in any Drawdown Notice, make available the Advance to the Borrower in accordance with the provisions of the relevant Drawdown Notice and this agreement.

4.5	Maximum number of Advances

The Borrower may not deliver a Drawdown Notice if as a result of the proposed Advance more than 3 Advances would be outstanding.

5.	Repayment and prepayments

5.1	Repayment of Advances

(a)	Subject to clause 5.1(b), the Borrower will repay the full amount of each Advance on the last day of the Interest Period relating to that Advance. The Borrower must repay to the Financier all Advances plus all accrued interest and fees payable on or in connection with the Advances on the Termination Date. Amounts repaid under this clause 6.1(a) may, subject to the terms of this agreement, be re-utilised.

(b)	On the last day of an Interest Period, if the Borrower delivers a Drawdown Notice to the Financier in respect of a Rollover Advance, then only an amount equal to:

(i)	the amount of the Maturing Advance;

less

(ii)	the amount of the Rollover Advance,

need be paid by the Borrower to the Financier (if the amount is a positive number) or by the Financier to the Borrower (if the amount is a negative number).

5.2	Voluntary prepayment of Advances

(a)	The Borrower may prepay an Advance in whole or in part (but, if in part, by a minimum of GBP100,000 and in multiples of GBP100,000 or such other amounts agreed by the Financier) on giving not less than 5 Business Days’ prior notice to the Financier.

(b)	Any notice under clause 5.2(a) will be irrevocable and must be signed by an Authorised Officer of the Borrower, specifying the date on which the prepayment is to occur and the amount of the prepayment. The Borrower is bound to prepay in accordance with the notice.

(c)	The Borrower may not voluntarily prepay any Advance except in accordance with this clause 5.2.

(d)	Amounts prepaid under this clause 5.2 may, subject to the terms of this agreement, be re-utilised.

(e)	Subject to clause 5.2(f), the Borrower will on demand by the Financier indemnify the Financier for any loss, cost or expenses which the Financier may sustain or incur as a consequence of receiving a prepayment of an Advance, or any part of it, under this agreement on a date other than the last day of the Interest Period for that Advance.

(f)	The Borrower will, within 2 Business Days of demand by the Financier, pay any break costs incurred by the Financier (including because of the cancellation, termination or alteration of any swap or other arrangement, or any liquidation or re-employment of deposits or other funds acquired by the Financier to fund the Advance) attributable to all or any part of an Advance being prepaid by the Borrower on a date other than the last day of the Interest Period for that Advance.

(g)	Any prepayment of any Advance under this clause 5.2 will be made together with interest and fees accrued on the amount prepaid and any amount required to be paid in accordance with clause 5.2(e) or 5.2(f) but otherwise without premium or penalty.

5.3	Voluntary cancellation or reduction of Commitment

(a)	The Borrower may, on giving not less than 30 Business Days’ prior notice to the Financier, cancel or reduce the Commitment in whole or in part (but, if in part, by a minimum of GBP500,000 and in multiples of GBP500,000) without incurring any penalty or other cost, provided that such cancellation or reduction may only be effected to the extent of the amount of the Commitment unutilised on the date of the cancellation or reduction.

(b)	Any notice under clause 5.3(a) will be irrevocable and must be signed by an Authorised Officer of the Borrower, specify the Commitment being cancelled or reduced, the date on which the cancellation or reduction is to become effective and the amount of the cancellation or reduction.

(c)	Any Commitment cancelled or otherwise extinguished under this agreement may not be reinstated.

6.	Interest

6.1	Interest Periods

(a)	In the Drawdown Notice for each Advance, the Borrower will notify the Financier whether the Interest Period for the Advance is to be of 1, 2 or 3 months’ duration or such other period agreed between the Borrower and the Financier.

(b)	If the Borrower does not select an Interest Period for an Advance in accordance with clause 6.1(a), the Interest Period will be 3 months.

(c)	The term of each Interest Period is subject to any marginal adjustment as the Financier in its discretion determines so that the first and last days of it are Business Days and no Interest Period extends beyond the Termination Date.

(d)	Each Advance has one Interest Period only.

6.2	Calculation of interest

(a)	Interest on each Advance accrues daily commencing on the relevant Drawdown Date and is to be computed on a daily basis on a year of 365 days.

(b)	The rate of interest for each Advance for each Interest Period is the Interest Rate in relation to that Advance. The Financier will promptly notify the Borrower of each determination of the Interest Rate under this clause 6.2(b).

(c)	The Financier’s certificate as to any rate of interest at any time will be conclusive evidence of the rate of interest, absent manifest error.

6.3	Payment of interest

The Borrower will pay to the Financier the accrued interest in relation to each Advance on the last day of the Interest Period (and, if the Interest Period is longer than 3 months, on the days falling at 3 monthly intervals after the first day of the Interest Period) applicable to that Advance calculated up to that day.

6.4	Default interest

If the Borrower fails to pay to the Financier any amount payable by it under this agreement on its due date, interest will accrue on the overdue amount and is payable to the Financier in accordance with clause 8 of the Facility Agreement as if the reference to the “Prescribed Rate” were a reference to “Interest Rate” and the “Borrower” were to the Borrower under this agreement.

The provisions of this clause 6.4 will prevail to the extent of any inconsistency between this clause 6.4 and clause 8 of the Facility Agreement.

7.	Annual Review

(a)	If the Borrower wishes to extend the Facility, provided no Default is subsisting, the Borrower may provide notice to the Financier, not less than 30 days prior to the Termination Date, requesting an extension to the Facility for a further 364 days.

(b)	Following a request under clause 7(a), the Financier agrees to consider whether to extend the Facility. The Financier is under no obligation to extend the Facility.

(c)	If the Financier agrees to extend the Facility, whether pursuant to a request under clause 7(a) or otherwise, then the Financier must by notice to the Borrower prior to the Termination Date extend the Facility to such date (not exceeding another 364 days) notified as such by the Financier and this extended date will be the new Termination Date.

(d)	If the Financier chooses not to extend the Facility, the Borrower must comply with clause 5.1(a).

8.	Fees

8.1	Unused Commitment Fee

(a)	Subject to Financial Close occurring, the Borrower will pay to the Financier a non-refundable unused commitment fee in Sterling computed at the rate equal to 30% of the Margin on the daily unutilised balance of the Commitment during the period from and including the date of this agreement until the Termination Date. The accrued unused commitment fee will be payable quarterly in arrears from the date of this agreement and also on the Termination Date.

(b)	The unused commitment fee under clause 8.1(a) will accrue from day to day and be calculated on the basis of a year of 365 days and for the actual number of days elapsed.

8.2	No Refund

All fees payable by the Borrower under this clause 8 are non-refundable and non-rebateable.

9.	Payments

9.1	Manner of payment

Subject to any express provision to the contrary in this agreement, all payments by the Borrower under this agreement are to be made to the Financier in Sterling in immediately available funds not later than 11.00 am (London time) on the due date to the account that the Financier from time to time designates or as otherwise agreed between the Borrower and the Financier. Each payment to be made by the Borrower under this agreement will be made in full, without any set-off and in accordance with clause 12 (Tax).

9.2	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month, or if none, the preceding Business Day, and interest must be adjusted accordingly.

9.3	Currency for payments

(a)	Sterling is the currency for payment for any sum due from the Borrower under this agreement except that each payment in respect of costs, expenses or Taxes will be paid in the currency in which the costs, expenses or Taxes are incurred.

(b)	If any payment is tendered to the Financier under this agreement in a currency (“Foreign Currency”) other than the currency in which that amount is required to be paid under this agreement (“Due Currency”), the Financier in its absolute discretion may accept payment in the Foreign Currency as tendered.

(c)	If any payment in a Foreign Currency is accepted by the Financier under this agreement, or if any funds are recovered by the Financier under this agreement in a Foreign Currency (whether as a result of any judgment or order, the liquidation of the Borrower or otherwise), the Financier at its absolute discretion may actually or notionally convert such payment or funds to the Due Currency at any time or times as it sees fit and at any rate or rates as it is, or considers (acting in good faith) it would be, able to obtain in the market at the time of that conversion. The amount of the Due Currency actually or notionally received after conversion will be applied in reduction of the amounts owing under this agreement.

(d)	The Borrower will pay to the Financier all commissions and expenses involved in actually or notionally converting any payment or receipt in a Foreign Currency into the Due Currency on the terms contemplated by clause 9.3(c).

9.4	Insufficient payment

If the Financier receives a payment under this agreement that is insufficient to discharge all the amounts then due and payable by the Borrower under this agreement, the Financier may apportion that amount between principal, interest, commission, fees, charges and other amounts payable under this agreement in any manner it determines and any such determination will be binding on the Financier and the Borrower.

10.	Other Provisions

(a)

The Borrower and the Financier acknowledge that clauses 13 (Illegality), 14 (Increased cost) and 20 (Indemnities) of the Facility Agreement apply, modified as necessary, in respect of the Facility and the Advances as if set out in full in this agreement and as if references to “Finance Documents” were to “this agreement”, the “Facility Agent” were to the “Financier” and “Borrower” were to the Borrower under this agreement.

(b)	The Borrower makes, for the benefit of the Financier, each of the representations and warranties set out in clause 15.1 of the Facility Agreement (other than the representations and warranties set out in clauses 15.1(a), (o), (r) and (s)), as if set out in full in this agreement, modified as necessary. The Borrower also represents and warrants that:

(i)	(status): it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(ii)	(insolvency proceedings): no corporate action, legal proceeding or other procedure or step has been taken in relation to:

A.	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

B.	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

C.	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

D.	the enforcement of any Encumbrance over any assets of the Borrower,

and no analogous procedure or step has been taken in any jurisdiction; and

(iii)	(creditors’ process): no execution, distress, sequestration or other legal process has been commenced against any of the assets of the Borrower.

Each of the representations and warranties in this clause 10(b) shall be repeated on the same day as they are repeated under the Facility Agreement.

(c)	The Borrower provides, for the benefit of the Financier, each of the undertakings set out in clauses 16 and 17 of the Facility Agreement, as if set out in full in this agreement, modified as necessary.

11.	Financier’s rights on Event of Default

11.1	General Rights

If any Event of Default occurs then the Financier may by notice to the Borrower take any one or more of the following actions:

(a)	declare that an Event of Default has occurred;

(b)	declare that the Commitment and any other obligations of the Financier to the Borrower will be cancelled immediately and those obligations will be cancelled immediately and all fees payable in relation to the Commitment will become immediately due and payable; and

(c)	declare all Advances, interest on Advances and all other amounts outstanding under this agreement immediately due and payable

12.	Tax

12.1	Grossing-up

(a)	If the Borrower is required by law to make a deduction or withholding in respect of Tax from any payment for the account of the Financier under this agreement, the amount payable by the Borrower will be increased to the extent necessary to ensure that, after such deduction has been made, the Financier receives (and is able to retain) a net sum equal to the amount which it would have received had no such deduction been required to be made.

(b)	The Borrower must notify the Financier of any deduction it is required to make under paragraph (a) above.

13.	Assignments

(a)	The Borrower may not assign or novate any or all of its rights or obligations under this agreement without the prior written consent of the Financier.

(b)	The Financier may, after consulting with the Borrower, assign all or any of its rights as Financier under this agreement without the consent of the Borrower.

(c)	If any assignment made under clause 13(b) above results (or would but for this clause result) in amounts being payable under clause 10(a) of this agreement, then the assignee will be entitled to receive those amounts only to the extent that the assignor would have been so entitled had there been no assignment.

14.	Governing law and jurisdiction

(a)	This agreement is governed by English law.

(b)	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England.

(c)	The parties irrevocably waive any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

15.	Costs and expenses

15.1	Financier’s expenses

The Borrower must pay:

(a)	all reasonable costs and expenses of the Financier in relation to the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of this agreement;

(b)	all costs and expenses of the Financier in relation to the enforcement, protection or waiver of any rights under this agreement; and

(c)	all costs and expenses of the Financier in relation to the giving of consent or approval under this agreement,

including reasonable legal costs, on a full indemnity basis.

15.2	VAT

All amounts payable under clause 15.1 are exclusive of VAT. The Borrower will, in addition, pay any applicable VAT on those amounts.

16.	General

(a)	This agreement may be executed in any number of counterparts.

(b)	Clauses 25.7 (Confidentiality - General) and 25.8 and (Disclosure to assignees or substitutes) of the Facility Agreement apply, modified as necessary, as if set out in full in this agreement.

(c)	Clause 27 (Miscellaneous) of the Facility Agreement applies, modified as necessary, as if set out in full in this agreement and as if references to “Finance Document” were to “this agreement” and “Facility Agent” and “Finance Party” were to “the Financier”.

17.	Notices

The provisions of clause 27.2 of the Facility Agreement adopted into this agreement by clause 16(c) (General), shall be amended so that the addresses of the Borrower and Financier shall read:

Borrower

Name:	ResMed (UK) Limited
65 Milton Park
Abingdon
OX14 4RX
United Kingdom

Fax:	+44 1235 813 336

For the attention of:	Mr Mark Hastings

Financier

Name:	HSBC Bank plc
South Oxfordshire Commercial Centre
6 High Street
Abingdon
OX14 5AZ
United Kingdom

Fax:	+44 08455 877600

For the attention of:	John Garnett (or such other person as is notified to the Borrower in writing by the Financier)

Schedule 1 — Form of Drawdown Notice

Drawdown Notice

From:	ResMed (UK) Limited

To:	HSBC Bank plc

Date:

Dear Sirs

ResMed (UK) Limited - Working Capital Agreement

dated [            ] 2006 (the “Working Capital Agreement”)

1.	We refer to the Working Capital Agreement. Terms defined in or for the purposes of the Working Capital Agreement have the same meaning in this Drawdown Notice.

2.	We wish to draw an Advance as follows:

Drawdown Date:	[ ] [Note: This must be a Business Day.]

Amount:	GBP [ ]

Interest Period:	[ ]

Payment Instructions:	[To be credited to [account]/insert alternative payment instructions]

3.	We confirm that each condition in clause 3.2 of the Working Capital Agreement is satisfied on the date of this Drawdown Notice and will be satisfied on the Drawdown Date.

4.	The Advance is to be used in accordance with clause 2.3 of the Working Capital Agreement.

5.	This Drawdown Notice is irrevocable.

Yours faithfully

Authorised Officer of ResMed (UK) Limited

Schedule 2 — Mandatory Cost formula

1	The Mandatory Cost is an addition to the interest rate to compensate the Financier for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

2	On, or as soon as possible after, the first day of each Interest Period, the Financier shall calculate, expressed as a percentage rate per annum, its Mandatory Cost in accordance with the following paragraphs.

3	The Mandatory Cost will be calculated as follows:

AB + C(B – D) + E x 0.01
100 – (A+C)	per cent. per annum

4	Where on the date of application of the formula:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Financier is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, in the case of any unpaid amount, the additional rate of interest specified in clause 6.4) payable for the relevant Interest Period on the relevant Advance or unpaid amount;

C	is the percentage (if any) of Eligible Liabilities which the Financier is required from time to time to maintain as interest bearing Special Deposits with the Bank of England;

D	is the percentage rate per annum payable by the Bank of England to the Financier on interest bearing Special Deposits; and

E	is designed to compensate the Financier for amounts payable under the Fees Rules and is calculated by the Financier as being the most recent rate of charge payable by it to the Financial Services Authority under the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Financier as being the average of the Fee Tariffs applicable to the Financier for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Financier.

5	For the purposes of this schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Supervision manual of the Financial Services Authority’s Handbook of rules and guidance or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning give to it in, and will be calculated in accordance with, the Fees Rules.

6	In application of the formula, A, B, C and D will be included in the formula as numbers and not as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B will be taken as zero. The resulting figures will be rounded to four decimal places.

7	Any determination by the Financier in accordance with this schedule in relation to a formula, the Mandatory Cost or any amount payable to it will, in the absence of manifest error, be conclusive and binding on the Borrower.

8	The Financier may from time to time, after consultation with the Borrower, determine and notify the Borrower of any amendments which need to be made to this schedule to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination will, in the absence of manifest error, be conclusive and binding on the Borrower.

Signed as an agreement.

Borrower

RESMED (UK) LIMITED
Authorised signatory

Financier

HSBC BANK PLC
Authorised signatory